CAMDEN NATIONAL CORPORATION REPORTS FIRST QUARTER 2016
INCREASE IN CORE OPERATING EARNINGS OF 14%

CAMDEN, Maine, April 26, 2016/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $3.8 billion bank holding company headquartered in Camden, Maine, reported core operating earnings1 of $8.8 million and core diluted earnings per share ("EPS")1 of $0.85 per share for the first quarter of 2016, representing an increase of 14% and 9%, respectively, over the fourth quarter of 2015. Net income and diluted EPS, as presented in accordance with generally accepted accounting principles in the United States ("GAAP"), for the first quarter of 2016 were $8.3 million and $0.81 per share, respectively, compared to $1.7 million and $0.17 per share in the fourth quarter of 2015.

“Our financial results represent our first full quarter realizing the strength and benefit of the acquisition of SBM Financial, Inc., the parent company of The Bank of Maine,” said Gregory A. Dufour, president and chief executive officer of Camden National. “Core operating earnings for the first quarter of 2016 increased 40% over the same period last year, while also increasing 14% over last quarter, demonstrating Camden National's earnings capacity as a larger, combined organization. We also completed various merger related cost savings initiatives during the quarter and are on track to achieve our 37% cost savings target in 2016, and look forward to leveraging the more efficient structure for revenue generation.”

Dufour added, "I am also excited to announce that Mary Beth Haut, CFP, has recently joined our team as the president and chief executive officer of Acadia Trust, N.A. to lead our investment and trust services throughout Maine and New England. Mary Beth brings a deep breadth of knowledge and experience within wealth management and financial services.”

FIRST QUARTER 2016 FINANCIAL HIGHLIGHTS (compared to the fourth quarter of 2015, unless otherwise stated)

•	Core operating earnings increased $1.1 million, or 14%, driven by an increase in revenue[2] of $1.0 million, or 3%, while reducing core non-interest expenses[1] by $400,000, or 2%.

•	Core diluted EPS increased $0.07 per share, or 9%, to $0.85 per share.

•
Efficiency ratio[1] decreased to 61.23% at March 31, 2016 from 64.16% at December 31, 2015 as the Company begins to benefit from the synergies from its merger with SBM Financial, Inc. (“SBM”) completed in the fourth quarter of 2015.

•	Tangible book value per share increased 5% to $26.48 per share.

•	In early April 2016, the Company announced that it named Mary Beth Haut, CFP, as its new president and chief executive officer of Acadia Trust, N.A., the Company’s wealth management subsidiary.

FINANCIAL CONDITION

Total assets at March 31, 2016 were $3.8 billion compared to $3.7 billion at December 31, 2015, representing an increase of $53.2 million. The increase in assets was primarily driven by an increase in our investment portfolio of $53.6 million. At March 31, 2016, our investment portfolio represented 24% of total assets compared to 23% at December 31, 2015. Loans (excluding loans held for sale) at March 31, 2016 totaled $2.5 billion, an increase of $2.4 million since December 31, 2015. The commercial loan portfolio increased $16.0 million, or 5% annualized, since December 31, 2015, while the retail loan portfolio decreased $13.6 million over the same period. With the ramp-up of our mortgage banking platform over the past year, we continue to sell a significant portion of our residential mortgage production.
__________________________________________________________________________________________
1 This is a non-GAAP measure. Please refer to "Reconciliation of non-GAAP to GAAP Financial Measures" for further details.
2 Revenue is defined as the sum of net interest income and non-interest income.

In the first quarter of 2016, the Company sold $38.9 million of residential mortgage loans, compared to $36.7 million in the fourth quarter of 2015. At March 31, 2016, loans held for sale totaled $16.6 million, representing an increase of $5.7 million since December 31, 2015.

Total deposits at March 31, 2016 were $2.7 billion, representing a decrease of $51.5 million since year-end. Core deposits (demand, interest checking, savings and money market) at March 31, 2016 totaled $2.0 billion, representing a decrease of 1% since year-end, which was consistent with the same period a year ago, due to the seasonality and cyclical nature of core deposit flows within our market. Certificates of deposit decreased $34.0 million since year-end, primarily due to the maturity and non-renewal of one significant municipal account totaling $30.0 million. Total borrowings at March 31, 2016 totaled $659.1 million, representing an increase of $86.7 million since year-end.

Our asset quality at March 31, 2016 remains strong with non-performing loans as a percentage of total loans of 0.84%, representing a decrease of 0.09% since year-end. At March 31, 2016, the ratio of loans 30-89 days past due to total loans was 0.30%, representing a decrease of 0.10% since year-end.

The Company and its wholly-owned subsidiary Camden National Bank continue to maintain risk-based capital ratios in excess of the regulatory levels required for an institution to be considered “well capitalized.” At March 31, 2016, the Company’s total risk-based capital ratio, Tier I risk-based capital ratio, common equity Tier I risk-based capital ratio, and Tier I leverage capital ratio were 13.08%, 11.69%, 10.37%, and 8.42%, respectively.

FINANCIAL OPERATING RESULTS

Core operating earnings for the first quarter of 2016 were $8.8 million compared to $7.7 million for the fourth quarter of 2015. Core diluted EPS for the first quarter of 2016 was $0.85 per share compared to $0.78 per share last quarter. Overall, the increase in core operating earnings and core diluted EPS reflects the benefit of a full quarter of additional revenues derived from the acquisition of SBM and the cost savings achieved through the merger.

Revenues increased $1.0 million, or 3%, in the first quarter of 2016 to $35.9 million compared to the fourth quarter of 2015. The increase in revenues was driven by a $1.6 million increase in our net interest income partially offset by a decline in non-interest income of $547,000.

•	Net interest income of $28.0 million increased 6% between quarters due to:

◦
Growth in average interest-earning assets for the first quarter of 2016 of $155.3 million, or 5%, compared to the fourth quarter of 2015, driven by higher average loan balances of $119.4 million and higher average investment balances of $35.9 million.

◦
Increase in our net interest margin of five basis points to 3.35% in the first quarter of 2016 compared to the fourth quarter of 2015. Excluding the impact of the fair value mark accretion from purchase accounting and collection of previously charged-off acquired loans, our normalized net interest margin was 3.18%, compared to 3.21% for the previous quarter.

•	Non-interest income of $7.9 million decreased 7% between quarters due to:

◦
A decline in fees from our commercial real estate back-to-back loan swap program of $608,000 to $253,000 for the first quarter of 2016 due to commercial refinance activities during the fourth quarter of 2015 that resulted in significant swap fee income last quarter.

◦
A net decrease in mortgage banking income of $248,000 related to a decrease in our mortgage servicing rights assets ("MSR") of $587,000 since year-end. The decline in the ten year U.S. Treasury rate of 49 basis points since December 31, 2015 drove increased prepayment activity and higher prepayment speed assumptions resulting in higher MSR amortization and a valuation adjustment. At March 31, 2016, our MSRs of $1.6 million were 0.43% of the respective serviced loan portfolio compared to 0.57% at December 31, 2015.

◦	Partially offset by an increase in debit card income of $277,000 between periods.

The provision for credit losses was $872,000 for the first quarter of 2016, representing a decrease of $85,000 compared to the fourth quarter of 2015. The decrease reflects lower net charge-offs to average loans (annualized) in the first quarter of 2016 of 0.11% (annualized) compared to 0.16% (annualized) for the fourth quarter of 2015.

Core operating expenses (non-interest expense, excluding merger and acquisition costs) for the first quarter of 2016 totaled $22.3 million, representing a decrease of $400,000 compared to the fourth quarter of 2015. Core operating expenses as a percentage of total average assets (annualized) for the first quarter of 2016 was 2.38%, compared to 2.56% for the fourth quarter of 2015. The changes in core operating expenses included:

•
Incremental cost saves of approximately $1.9 million resulting from our execution of our integration strategies, partially offset by approximately $1.3 million of incremental operating expense in the first quarter of 2016 due to an additional 15 days of operating costs as a combined organization as the merger was completed on October 16, 2015.

•	Higher seasonal costs of $583,000, including employer payroll taxes and occupancy costs.

•	Lower other real estate owned and collection costs of $281,000, primarily due to less auction activity.

•	Lower debit card and check fraud costs of $149,000.

Merger and acquisition costs of $644,000 for the first quarter of 2016 included the cost of closing and consolidating the following locations: (1) the Healthcare Professional Funding Corporation (“HPFC”) office in Boston, Massachusetts, (2) an operations center in Gardiner, Maine, and (3) consolidation of two banking centers in Portland, Maine. Core operating expenses in the first quarter of 2016 included overhead costs of HPFC and the operations and banking centers totaling approximately $400,000 that will not be incurred in future periods.

FIRST QUARTER 2016 DIVIDEND

The board of directors approved a dividend of $0.30 per share, payable on April 29, 2016, to shareholders of record as of April 15, 2016. This distribution represents an annualized dividend yield of 2.86%, based on the March 31, 2016 closing price of Camden National's common stock at $42.00 per share as reported by NASDAQ.

CONFERENCE CALL

Camden National will host a conference call and webcast at 1:00 p.m. eastern time on April 26, 2016 to discuss our first quarter 2016 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (domestic):         (888) 349-0139
Live dial-in (international):    (412) 542-4154
Live webcast:            http://services.choruscall.com/links/cac160427

A link to the live webcast will be will be available on Camden National's website under "Investor Relations" at www.CamdenNational.com prior to the meeting. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation is the holding company of Camden National Bank and Acadia Trust, N.A. Headquartered in Camden, Maine, Camden National Corporation has $3.8 billion in assets and is the largest publicly traded company in Northern New England (NASDAQ: CAC). Camden National Bank is a full-service community bank that employs over 650 people, features a network of 63 banking centers and 85 ATMs in Maine, and offers state-of-the-art online and mobile banking resources as well as brokerage and insurance services through its division, Camden Financial Consultants. Acadia Trust, N.A. offers investment management and fiduciary services through its offices in Portland, Bangor and Ellsworth. To learn more, visit www.CamdenNational.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include difficulties in achieving cost savings in connection with the recent acquisition of SBM or in achieving such cost savings within the expected time frame, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Camden National is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by other filings with the Securities and Exchange Commission ("SEC"). Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in with accordance GAAP, management supplements this evaluation with certain non-GAAP financial measures, such as the efficiency, core operating expenses to total average assets, tangible common equity, and core return ratios; core operating earnings; core diluted EPS; core operating expenses; tangible book value per share; and tax-equivalent net interest income. Management believes these non-GAAP financial measures help investors in understanding the Company's operating performance and trends and allow for better performance comparisons to other banks. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts.

Selected Financial Data (unaudited)

	At or For The Three Months Ended
In thousands, except number of shares and per share data	March 31, 2016	December 31, 2015	March 31, 2015
Financial Condition Data
Investments	$909,584	$855,995	$813,565
Loans and loans held for sale	2,509,266	2,501,164	1,791,705
Allowance for loan losses	(21,339)	(21,166)	(21,265)
Total assets	3,762,546	3,709,344	2,811,204
Deposits	2,674,832	2,726,379	1,966,174
Borrowings	659,111	572,362	547,600
Shareholders' equity	375,457	363,190	251,799
Operating Data
Net interest income	$27,952	$26,371	$19,434
Provision for credit losses	872	957	446
Non-interest income	7,917	8,464	6,147
Non-interest expense	22,928	31,470	16,801
Income before income taxes	12,069	2,408	8,334
Income tax expense	3,735	716	2,723
Net income	$8,334	$1,692	$5,611
Core operating earnings(1)	$8,753	$7,662	$6,264
Key Ratios
Return on average assets	0.90%	0.19%	0.82%
Core return on average assets(1)	0.94%	0.86%	0.91%
Return on average equity	9.07%	1.91%	9.19%
Core return on average equity(1)	9.53%	8.64%	10.25%
Core return on average tangible equity(1)	13.72%	11.96%	13.10%
Tangible common equity ratio(1)	7.43%	7.18%	7.38%
Efficiency ratio(1)	61.23%	64.16%	61.97%
Yield on average interest-earning assets	3.82%	3.74%	3.54%
Average cost of funds	0.49%	0.46%	0.49%
Net interest margin	3.35%	3.30%	3.07%
Non-performing loans to total loans	0.84%	0.93%	0.98%
Non-performing assets to total assets	0.59%	0.66%	0.67%
Annualized charge-offs to average loans	0.11%	0.16%	0.07%
Tier I leverage capital ratio	8.42%	8.74%	9.30%
Common equity tier I risk-based capital ratio	10.37%	10.42%	11.35%
Tier I risk-based capital ratio	11.69%	11.58%	13.65%
Total risk-based capital ratio	13.08%	12.98%	14.79%
Per Share Data
Basic earnings per share	$0.81	$0.17	$0.75
Diluted earnings per share	$0.81	$0.17	$0.75
Core diluted earnings per share(1)	$0.85	$0.78	$0.84
Cash dividends declared per share	$0.30	$0.30	$0.30
Book value per share	$36.55	$35.54	$33.85
Tangible book value per share(1)	$26.48	$25.33	$27.41
Weighted average number of common shares outstanding	10,259,995	9,734,020	7,431,065
Diluted weighted average number of common shares outstanding	10,298,171	9,789,179	7,453,875
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures."

Consolidated Statements of Condition Data (unaudited)

(In thousands, except number of shares)	March 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$72,201	$79,488
Securities:
Available-for-sale securities, at fair value	800,029	750,338
Held-to-maturity securities, at amortized cost	87,950	84,144
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,605	21,513
Total securities	909,584	855,995
Loans held for sale	16,632	10,958
Loans	2,492,634	2,490,206
Less: allowance for loan losses	(21,339)	(21,166)
Net loans	2,471,295	2,469,040
Goodwill	95,267	95,657
Bank-owned life insurance	60,338	59,917
Premises and equipment, net	44,973	45,959
Deferred tax assets	36,154	39,716
Interest receivable	8,785	7,985
Other intangible assets	8,191	8,667
Other real estate owned	1,228	1,304
Other assets	37,898	34,658
Total assets	$3,762,546	$3,709,344
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Demand	$349,586	$357,673
Interest checking	686,517	740,084
Savings and money market	949,309	912,668
Certificates of deposit	482,821	516,867
Brokered deposits	206,599	199,087
Total deposits	2,674,832	2,726,379
Federal Home Loan Bank advances	55,000	55,000
Other borrowed funds	545,473	458,763
Subordinated debentures	58,638	58,599
Accrued interest and other liabilities	53,146	47,413
Total liabilities	3,387,089	3,346,154
Shareholders’ Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 10,271,083 and 10,220,478 shares as of March 31, 2016 and December 31, 2015, respectively	154,437	153,083
Retained earnings	227,540	222,329
Accumulated other comprehensive income (loss):
Net unrealized gains (losses) on available-for-sale securities, net of tax	3,968	(3,801)
Net unrealized losses on derivative instruments, net of tax	(8,479)	(6,374)
Net unrecognized losses on postretirement plans, net of tax	(2,009)	(2,047)
Total accumulated other comprehensive loss	(6,520)	(12,222)
Total shareholders’ equity	375,457	363,190
Total liabilities and shareholders’ equity	$3,762,546	$3,709,344

Consolidated Statements of Income Data (unaudited)

	For The Three Months Ended
(In thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Interest Income
Interest and fees on loans	$27,016	$25,144	$18,084
Interest on U.S. government and sponsored enterprise obligations	3,990	3,904	3,872
Interest on state and political subdivision obligations	714	704	387
Interest on federal funds sold and other investments	261	231	105
Total interest income	31,981	29,983	22,448
Interest Expense
Interest on deposits	2,042	1,881	1,529
Interest on borrowings	1,136	901	860
Interest on subordinated debentures	851	830	625
Total interest expense	4,029	3,612	3,014
Net interest income	27,952	26,371	19,434
Provision for credit losses	872	957	446
Net interest income after provision for credit losses	27,080	25,414	18,988
Non-Interest Income
Service charges on deposit accounts	1,724	1,789	1,487
Other service charges and fees	2,328	2,074	1,510
Income from fiduciary services	1,169	1,193	1,220
Mortgage banking income, net	808	1,056	239
Brokerage and insurance commissions	458	337	449
Bank-owned life insurance	422	413	422
Other income	1,008	1,602	820
Total non-interest income	7,917	8,464	6,147
Non-Interest Expense
Salaries and employee benefits	11,610	11,670	8,375
Furniture, equipment and data processing	2,427	2,527	1,923
Net occupancy costs	1,877	1,790	1,472
Consulting and professional fees	885	891	591
Regulatory assessments	721	650	510
Other real estate owned and collection costs	656	937	562
Amortization of intangible assets	476	444	287
Merger and acquisition costs	644	8,786	735
Other expenses	3,632	3,775	2,346
Total non-interest expense	22,928	31,470	16,801
Income before income taxes	12,069	2,408	8,334
Income Taxes	3,735	716	2,723
Net Income	$8,334	$1,692	$5,611
Per Share Data
Basic earnings per share	$0.81	$0.17	$0.75
Diluted earnings per share	$0.81	$0.17	$0.75

Quarterly Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or for the Three Months Ended			At or for the Three Months Ended
	March 31, 2016			March 31, 2015
(In thousands)	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Interest-earning assets:
Securities - taxable	$781,525	$4,251	2.18%	$745,518	$3,978	2.13%
Securities - nontaxable(1)	102,057	1,099	4.31%	51,099	595	4.66%
Loans(2)(3):
Residential real estate	825,022	8,351	4.05%	585,581	6,014	4.11%
Commercial real estate	946,938	10,573	4.42%	652,770	6,958	4.26%
Commercial(1)	277,038	2,789	3.98%	243,068	2,364	3.89%
Municipal(1)	13,409	119	3.58%	10,551	100	3.85%
Consumer	362,636	3,751	4.16%	289,301	2,785	3.91%
HPFC	76,432	1,573	8.14%	—	—	—%
Total loans	2,501,475	27,156	4.32%	1,781,271	18,221	4.10%
Total interest-earning assets	3,385,057	32,506	3.82%	2,577,888	22,794	3.54%
Cash and due from banks	79,606			46,974
Other assets	299,067			180,924
Less: allowance for loan losses	(21,285)			(21,228)
Total assets	$3,742,445			$2,784,558
Liabilities & Shareholders' Equity
Deposits:
Demand	$345,173	$—	—	$257,161	$—	—
Interest checking	716,941	165	0.09%	480,580	85	0.07%
Savings	450,574	67	0.06%	266,032	38	0.06%
Money market	477,190	468	0.39%	390,568	289	0.30%
Certificates of deposit(3)	508,223	930	0.74%	313,518	721	0.93%
Total deposits	2,498,101	1,630	0.26%	1,707,859	1,133	0.27%
Borrowings:
Brokered deposits	202,163	412	0.82%	225,635	396	0.71%
Subordinated debentures	58,780	851	5.82%	44,037	625	5.75%
Other borrowings	562,228	1,136	0.81%	522,109	860	0.67%
Total borrowings	823,171	2,399	1.17%	791,781	1,881	0.96%
Total funding liabilities	3,321,272	4,029	0.49%	2,499,640	3,014	0.49%
Other liabilities	51,715			37,186
Shareholders' equity	369,458			247,732
Total liabilities & shareholders' equity	$3,742,445			$2,784,558
Net interest income (fully-taxable equivalent)		28,477			19,780
Less: fully-taxable equivalent adjustment		(525)			(346)
Net interest income		$27,952			$19,434
Net interest rate spread (fully-taxable equivalent)			3.33%			3.05%
Net interest margin (fully-taxable equivalent)(3)			3.35%			3.07%

(1) Reported on tax-equivalent basis calculated using a tax rate of 35%, including certain commercial loans.
(2) Non-accrual loans and loans held for sale are included in total average loans.
(3) Net interest margin for the first quarter of 2016 was 3.18% excluding the impact of the fair value mark accretion on loans and certificate of deposits generated in purchase accounting and collection of previously charged-off acquired loans totaling $1.5 million for the first quarter of 2016.

Asset Quality Data (unaudited)
(In thousands)	At or For The Three Months Ended March 31, 2016	At or For The Year Ended December 31, 2015	At or For The Nine Months Ended September 30, 2015	At or For The Six Months Ended June 30, 2015	At or For The Three Months Ended March 31, 2015
Non-accrual loans:
Residential real estate	$6,487	$7,253	$4,149	$4,498	$5,630
Commercial real estate	3,269	4,529	3,384	2,813	4,083
Commercial	4,448	4,489	1,383	1,425	1,442
Consumer	1,711	2,051	1,243	1,957	1,942
HPFC	383	—	—	—	—
Total non-accrual loans	16,298	18,322	10,159	10,693	13,097
Loans 90 days past due and accruing	—	—	—	—	—
Accruing troubled-debt restructured loans not included above	4,594	4,861	5,013	5,313	4,433
Total non-performing loans	20,892	23,183	15,172	16,006	17,530
Other real estate owned:
Residential real estate	273	407	204	300	533
Commercial real estate	955	897	—	351	848
Total other real estate owned	1,228	1,304	204	651	1,381
Total non-performing assets	$22,120	$24,487	$15,376	$16,657	$18,911
Loans 30-89 days past due:
Residential real estate	$1,125	$3,590	$1,153	$1,287	$798
Commercial real estate	4,273	4,295	1,281	586	959
Commercial	668	637	497	718	144
Consumer	807	1,255	315	897	707
HPFC	722	165	—	—	—
Total loans 30-89 days past due	$7,595	$9,942	$3,246	$3,488	$2,608
Allowance for loan losses at the beginning of the period	$21,166	$21,116	$21,116	$21,116	$21,116
Provision for loan losses	870	1,938	972	691	440
Charge-offs:
Residential real estate	210	801	468	292	113
Commercial real estate	222	481	174	103	55
Commercial	226	655	387	243	159
Consumer	143	679	481	260	97
HPFC	—	—	—	—	—
Total charge-offs	801	2,616	1,510	898	424
Total recoveries	104	728	554	285	133
Net charge-offs	697	1,888	956	613	291
Allowance for loan losses at the end of the period	$21,339	$21,166	$21,132	$21,194	$21,265
Components of allowance for credit losses:
Allowance for loan losses	$21,339	$21,166	$21,132	$21,194	$21,265
Liability for unfunded credit commitments	24	22	24	26	23
Balance of allowance for credit losses	$21,363	$21,188	$21,156	$21,220	$21,288
Ratios:
Non-performing loans to total loans	0.84%	0.93%	0.83%	0.89%	0.98%
Non-performing assets to total assets	0.59%	0.66%	0.54%	0.59%	0.67%
Allowance for loan losses to total loans	0.86%	0.85%	1.15%	1.17%	1.19%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.11%	0.16%	0.08%	0.07%	0.07%
Year-to-date	0.11%	0.10%	0.07%	0.07%	0.07%
Allowance for loan losses to non-performing loans	102.14%	91.30%	139.27%	132.41%	121.30%
Loans 30-89 days past due to total loans	0.30%	0.40%	0.18%	0.19%	0.15%

Reconciliation of non-GAAP to GAAP Financial Measures

Efficiency Ratio, Core Operating Expenses and Core Operating Expenses to Total Average Assets:
	For the Three Months Ended
(In thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Efficiency Ratio and Core Operating Expenses:
Non-interest expense, as presented	$22,928	$31,470	$16,801
Less: merger and acquisition costs	644	8,786	735
Core operating expenses	$22,284	$22,684	$16,066
Net interest income, as presented	$27,952	$26,371	$19,434
Add: effect of tax-exempt income(1)	525	523	346
Non-interest income, as presented	7,917	8,464	6,147
Adjusted net interest income plus non-interest income	$36,394	$35,358	$25,927
Non-GAAP efficiency ratio	61.23%	64.16%	61.97%
GAAP efficiency ratio	63.92%	90.34%	65.68%
Core Operating Expenses to Total Average Assets:
Total average assets	$3,742,445	$3,545,585	$2,784,558
Core operating expenses to total average assets (annualized)	2.38%	2.56%	2.31%
Non-interest expense to total average assets (annualized)	2.45%	3.55%	2.41%
(1) Assumed 35.0% tax rate.

Tax-Equivalent Net Interest Income:
	For the Three Months Ended
(In thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Net interest income, as presented	$27,952	$26,371	$19,434
Add: effect of tax-exempt income(1)	525	523	346
Net interest income, tax equivalent	$28,477	$26,894	$19,780
(1) Assumed 35.0% tax rate.

Tangible Book Value Per Share and Tangible Common Equity Ratio:
(In thousands, except number of shares and per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Tangible Book Value Per Share:
Shareholders' equity, as presented	$375,457	$363,190	$251,799
Less: goodwill and other intangible assets	103,458	104,324	47,884
Tangible equity	$271,999	$258,866	$203,915
Shares outstanding at period end	10,271,083	10,220,478	7,438,929
Tangible book value per share	$26.48	$25.33	$27.41
Book value per share	$36.55	$35.54	$33.85
Tangible Common Equity Ratio:
Total assets	$3,762,546	$3,709,344	$2,811,204
Less: goodwill and other intangibles	103,458	104,324	47,884
Tangible assets	$3,659,088	$3,605,020	$2,763,320
Tangible common equity ratio	7.43%	7.18%	7.38%
Shareholders' equity to total assets	9.98%	9.79%	8.96%

Core Operating Earnings, Core Diluted EPS, Core Return on Average Assets, and Core Return on Average Equity:
	For the Three Months Ended
(In thousands, except per share data)	March 31, 2016	December 31, 2015	March 31, 2015
Core Operating Earnings:
Net income, as presented	$8,334	$1,692	$5,611
Merger and acquisition costs, net of tax(1)	419	5,970	653
Core operating earnings	$8,753	$7,662	$6,264
Core Diluted EPS:
Diluted EPS, as presented	$0.81	$0.17	$0.75
Non-core transactions impact	0.04	0.61	0.09
Core diluted EPS	$0.85	$0.78	$0.84
Core Return on Average Assets:
Return on average assets, as presented	0.90%	0.19%	0.82%
Non-core transactions impact	0.04%	0.67%	0.09%
Core return on average assets	0.94%	0.86%	0.91%
Core Return on Average Equity:
Return on average equity, as presented	9.07%	1.91%	9.19%
Non-core transactions impact	0.46%	6.73%	1.06%
Core return on average equity	9.53%	8.64%	10.25%
(1) Assumed 35.0% tax rate for deductible expenses.

Core Return on Average Tangible Equity:
	For the Three Months Ended
(In thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Net income, as presented	$8,334	$1,692	$5,611
Amortization of intangible assets, net of tax(1)	309	289	187
Merger and acquisition costs, net of tax(2)	419	5,970	653
Core tangible operating earnings	$9,062	$7,951	$6,451
Average equity	$369,458	$351,642	$247,732
Less: average goodwill and other intangible assets	103,800	87,814	48,017
Average tangible equity	$265,658	$263,828	$199,715
Core return on average tangible equity	13.72%	11.96%	13.10%
Return on average equity	9.07%	1.91%	9.19%
(1) Assumed 35.0% tax rate.
(2) Assumed 35.0% tax rate for deductible expenses.

CONTACT: Michael R. Archer, Vice President, Corporate Controller, Camden National Corporation, (800) 860-8821, marcher@camdennational.com